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                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
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                               WALLACE COMPUTER SERVICES, INC.
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                (Name of Registrant as Specified in Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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October 3, 1996


To The Members of the Council of Institutional Investors

I would like to thank the Council of Institutional Investors for its invitation to present our views on various issues relating to the maximization of long-term shareholder value.

Regrettably, I am unable to address Council members in person because of the pending litigation initiated by Mr. Guy P. Wyser-Pratte, the takeover stock speculator who has launched a proxy fight to gain seats on the Wallace Board of Directors so he can attempt to sell the company. However, because the Council and other bodies, such as Institutional Shareholder Services, play an important role as forums for discussion and action in corporate governance matters, I want to convey some of the views of our Board of Directors to you in writing. Again, due to Mr. Wyser-Pratte's lawsuit, we are limited in what we are able to say at this time.

THE ISSUE AT HAND

In its invitation, the Council encouraged Wallace to comment on several corporate governance issues. The issue upon which we feel that we can comment most directly is whether there are instances where a shareholder rights plan, commonly referred to as a poison pill, can properly be employed to prevent a company from being acquired at a price higher than its current market value.

From 1961, when the company first went public, through 1992, Wallace compiled an outstanding record of performance: Thirty-one consecutive years of sales growth and earnings gains in 30 out of 31 years. Beginning in fiscal 1993, the Wallace Board of Directors approved management's plan to increase shareholder value, as measured by share price, earnings per share and dividends per share, by launching a two-pronged strategy of investing heavily in information technology and emphasizing customer service and added-value.

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We have continued the successful execution of this plan through the current fiscal year, despite the distractions caused by an unsolicited tender offer from Moore Corporation Limited and subsequent litigation, increasing sales by 47 percent and earnings per share by 61 percent over the past two fiscal years.

Moore's hostile offer commenced on July 30, 1995 when a letter was slipped under my door late at night and ended on August 6, 1996, when Moore said it was abandoning its attempts to acquire the company. The background:

Moore initially informed Wallace that it intended to launch an unsolicited tender offer at $28 per share (adjusted to reflect the two-for-one stock split declared earlier this year). It also commenced litigation to, among other things, enjoin Wallace from taking action to implement and enforce certain takeover defenses, including, but not limited to, the redemption of the company's preferred stock purchase rights. Moore later amended its tender offer to increase the cash price offered to an adjusted $30 per share.

On October 17, 1995, the Wallace Board unanimously concluded that the Moore offer was inadequate and not in the best interest of the company and its stockholders and that, in light of the company's FUTURE PROSPECTS, the interests of stockholders would be best served by Wallace remaining an independent entity. That conclusion was reached by a Board that included six directors (out of a total of eight) who, even by Mr. Wyser-Pratte's own publicly stated definition, were "independent" directors.

Ultimately, the courts, shareholder advisory services and most importantly, our long-term shareholders, supported the Board's determination that Moore's hostile buyout offer was inadequate in light of the company's future prospects.

On December 4, 1995, following three days of hearings and consideration of extensive briefs, the United States District Court for the District of Delaware issued its opinion in the litigation between Moore and Wallace relating to, among other things, our shareholder rights plan. The federal court held that "...Moore's tender offer posed a THREAT to Wallace that shareholders, because they are uninformed, will cash out before realizing the fruits of the substantial technological innovations achieved by Wallace." (emphasis added) The court further concluded that shareholders, "at the time of Moore's offer, were unable to appreciate the upward trend in Wallace's earnings." Finally, the court further found that


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the Wallace directors reasonably concluded that the Moore offer was a "low ball"
offer; and that the retention of the shareholder rights plan could "HARDLY BE DEEMED UNREASONABLE." (emphasis added)

The next day, on December 5, Institutional Shareholder Services, Inc. (ISS), a service to which many of your members subscribe, published its recommendation to its clients. In its recommendation that its clients reject ALL of Moore's proposals and support the Wallace slate of directors, ISS said, among other things, "In light of [Wallace's] stellar financial performance and its clearly defined long-term strategic plan, we believe there is sufficient evidence supporting management's decision to reject Moore's $60 [pre-split] per share offer as inadequate and not in the best interests of shareholders."

In commenting on Wallace's corporate governance process, ISS said, "The current management has proven to be innovative and successful in implementing the company's strategic plan. Moreover, because there is no evidence of incompetence or self-dealing on the part of management, we believe that shareholders' interests would be best served by allowing the remaining Wallace directors to continue to represent shareholders' LONG-TERM interests." (emphasis added.)

At the annual meeting of shareholders on December 8, the three Moore nominees were elected by a vote of approximately 56 percent of the outstanding shares. Putting this figure in additional context, it should be noted that more than 45 percent of our stock at that time was owned by takeover stock speculators whose primary interest was short term profit, not institutional investors interested in long term growth. Support for Moore was low among institutional investors and individual shareholders. On December 12, Moore announced that 62.9 percent of the outstanding stock had been tendered, and on December 20, Moore announced that it was permitting its tender offer to expire.

The "upward trend in Wallace's earnings," to use the language of the court, continued throughout fiscal 1996. On September 4, 1996 we reported record sales and earnings for the fiscal year ended July 31, 1996. Results exceeded analysts expectations as well as our own forecasts. Earnings before takeover expenses rose 43.3 percent to $79.2 million, on a 21 percent increase in sales to $862.3 million. In view of the company's strong performance, the directors voted to increase the annual dividend payment to 56 cents per share, an increase of 30 percent over the 43 cents per share previously paid. This increase marked the 25th consecutive year in which the dividend has been raised.


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The three board members nominated by Moore have been independent, contributing members of the board. They have acted with unanimity with the other Wallace directors in responding to the groundless claims made by Mr. Wyser-Pratte. On September 5, 1996, our Board of Directors sent the following letter to Mr. Wyser-Pratte:

"This letter relates to your purported notice of nomination of directors and your preliminary proxy statement which contains certain proposals which you evidently intend to present to the Wallace shareholders at the 1996 annual meeting.

"The Board of Directors of Wallace has met and carefully reviewed your purported notice and annual meeting proposals. After considering the merits of your actions, the Board has unanimously concluded that neither the election of your purported nominees nor the adoption of your proposals would be in the best interests of Wallace or the shareholders , and, accordingly, the Wallace board will unanimously recommend that the shareholders vote for the Wallace Board's director nominees and vote against your proposals.

"We are aware that, in connection with your purported notice of nominations, you attempted to contact the three Wallace directors who were nominated by Moore Corporation Limited at last year's annual meeting. Your phone calls to them as well as your preliminary proxy statement suggests that you believe that these three directors are predisposed to supporting your attempted proxy contest. You should be under no illusion that you or your purported director nominees have three allies on the Wallace board. We want to emphasize that we are unanimous in opposing your actions."

CONCLUSION

The central point in the Wallace/Moore litigation was whether it was appropriate for the Wallace board to use the shareholder rights plan to resist a takeover attempt determined by the Board in good faith to be inadequate and against the best interests of the shareholders. The court concluded that it was: that the Wallace board was in possession of information that shareholders did not and could not have at that moment with respect to the likely future positive results from the successful future execution of its business plan.

ISS also affirmed the role of Wallace's directors to act on behalf of all shareholders' long-term interests, which may diverge on occasion from the short-term oriented actions espoused by certain shareholders for their own gain.


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Based on our experience, I have to conclude that one can not categorically reject all use of shareholders rights plans as inappropriate; situations such as ours will exist from time-to-time, where an offer at a premium to the current trading price is not in the best interest of shareholders in light of the company's future prospects. In fact, I would assert that our shareholder rights plan worked exactly as intended -- not as a means of entrenching management, as Mr. Wyser-Pratte may believe, but as a good faith effort by an independent board of directors to deal impartially with the legitimate issues relating to long-term shareholder value. In our opinion this is the reason those types of plans are called "shareholder rights" plans.

In these cases, it is the responsibility of the board to articulate what are the factors that led it to conclude that the company's future prospects warrant the use of the rights plan and cause it to reject the offer, and then to produce the financial results that it believes should be achieved. In light of this, it is clear to us that our Board acted responsibly and correctly.

Yours sincerely,




Robert J. Cronin
President and Chief Executive Officer








Federal securities law requires us to put in the following paragraph:
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The participants in the solicitation of proxies by Wallace Computer Services,
Inc. (the "Company") in connection with the 1996 annual meeting may include the following directors of the Company: Robert J. Cronin, Theodore Dimitriou, Richard F. Doyle, Curtis A. Hessler, Albert W. Isenman III, William N. Lane III, William E. Olsen, John C. Pope, and Robert P. Rittereiser. Employee participants may include Bruce D'Angelo, Thomas G. Brooker, Michael O. Duffield, Michael J. Halloran, Donald J. Hoffmann, Michael T. Leatherman, Michael M. Mulcahy, Wayne E. Richter, Bradley P. Samson and Teresa A. Sorrentino. All of the above persons are deemed to own beneficially less than 2% of the outstanding shares of Common Stock of the Company in the aggregate. For a description of certain interests of the foregoing individuals in the solicitation, please see the Company's Proxy Statement dated November 6, 1995 for the Company's 1995 Annual Meeting of Stockholders.
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